SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. __)
Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          BIO-TECHNOLOGY GENERAL CORP.
                 -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

     (1) Title of each class of securities to which transaction applies:

     ----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------------------
     (5) Total fee paid:

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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     -----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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


                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (732) 632-8800

                                                                  April 30, 1999

Dear Fellow Stockholder:

         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, June 9, 1999, at The University Club, 1 West 54th Street, New York, New York.

         This year, you are being asked only to elect nine directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

         We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

         Thank you for your cooperation.

                                                     Very truly yours,

                                                 /s/ SIM FASS
                                                 --------------------------
                                                     Sim Fass
                                                     Chairman of the Board and
                                                     Chief Executive Officer

                          BIO-TECHNOLOGY GENERAL CORP.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                                              New York, New York
                                                                  April 30, 1999

         Notice is hereby given that the Annual Meeting of Stockholders of Bio-Technology General Corp. will be held on Wednesday, June 9, 1999, at 11:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

         (1) To elect nine directors to serve for the ensuing year; and

         (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 14, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                                     ROY L. GOLDMAN
                                                     Secretary

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                               GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Bio-Technology General Corp. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 9, 1999, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 6, 1999 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.


REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.


RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 14, 1999 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 14, 1999, there were 52,112,580 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. With respect to the proposal to elect directors, abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 31, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                  AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP OF         PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                              COMMON STOCK               COMMON STOCK
------------------------                                         ------------------------        -------------
Norman Barton ...................................................         57,500(1)                    *
Herbert Conrad ..................................................         28,713(2)                    *
Sim Fass ........................................................        653,845(3)                  1.2%
Marian Gorecki ..................................................        260,000(4)                    *
Carl E. Kaplan ..................................................         11,155(5)                    *
Ernest Kelly ....................................................         55,179(6)                    *
William Pursley .................................................         77,244(7)                    *
Allan Rosenfield ................................................         14,074(8)                    *
David Tendler ...................................................         34,822(9)                    *
Virgil Thompson .................................................         25,625(10)                   *
Dan Tolkowsky ...................................................         67,521(11)                   *
Faye Wattleton ..................................................         13,504(8)                    *
Herbert Weissbach ...............................................         11,875(12)                   *
All directors and executive officers as a group
 (15 persons) ...................................................      1,371,958(13)                 2.6%

----------

*    Represents less than one percent of the Company's Common Stock.

(1) Consists of shares which may be acquired through the exercise of stock options. Does not include 122,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.

(2) Includes 25,625 shares which may be acquired through the exercise of stock options. Does not include 9,375 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(3) Includes 410,000 shares which may be acquired through the exercise of stock options. Does not include 372,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(4) Includes 210,000 shares which may be acquired through the exercise of stock options. Does not include 242,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(5) Includes 5,000 shares which may be acquired through the exercise of stock options. Does not include 15,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(6) Includes 55,000 shares which may be acquired through the exercise of stock options. Does not include 95,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(7) Includes 52,500 shares which may be acquired upon the exercise of stock options. Does not include 187,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999. Mr. Pursley resigned from the Company effective March 31, 1999.


(8) Includes 11,875 shares which may be acquired through the exercise of stock options. Does not include 15,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(9) Includes 25,625 shares which may be acquired through the exercise of stock options. Does not include 9,375 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(10) Consists of shares which may be acquired upon the exercise of stock options. Does not include 9,375 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March31, 1999. Mr. Thompson will become President and Chief Operating Officer of the Company effective May 3, 1999.


(11) Includes 5,625 shares which may be acquired through the exercise of stock options. Does not include 9,375 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(12) Consists of shares which may be acquired through the exercise of stock options. Does not include 15,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1999.


(13) Includes 968,875 shares of Common Stock which may be acquired through the exercise of stock options.

                         PROPOSAL-ELECTION OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                 YEAR FIRST
DIRECTOR                             AGE       BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------                             --        ---------------    ------------------------------------------------
Herbert Conrad ....................  66             1993          Retired; President of Roche Pharmaceuticals
                                                                    Division, Hoffmann-La Roche from December 1981
                                                                    until September 1993. (1)(2)

Sim Fass ..........................  57             1983          Chairman of the Board since March 1997; CEO of
                                                                    the Company since May 1984; Treasurer of the
                                                                    Company since August 1983; President of the
                                                                    Company and Bio-Technology General (Israel)
                                                                    Ltd., the Company's wholly-owned subsidiary
                                                                    ("BTG Israel"), from May 1984 to May 1999; Chief
                                                                    Operating Officer of BTG Israel between August
                                                                    1983 and May 1987. (1)(3)

Carl Kaplan .......................  60             1998          Senior Partner, Fulbright & Jaworski L.L.P.; from
                                                                    January 1969 to January 1, 1989, a partner of
                                                                    Reavis & McGrath, which merged with Fulbright &
                                                                    Jaworski effective January 1, 1989. (1)(4)(5)

Allan Rosenfield ..................  66             1997          Dean, School of Public Health, Joseph R. DeLamar
                                                                    Professor of Public Health and Professor of
                                                                    Obstetrics and Gynecology, Columbia University,
                                                                    since 1986. (2)


David Tendler .....................  61             1994          Partner, Tendler Beretz L.L.C. since January
                                                                    1985; Chairman of V.I. Technologies, Inc.
                                                                    (previously Melville BioLogics Inc.) since
                                                                    February 1995; Co-Chairman and Chief Executive
                                                                    Officer of Phibro-Salomon, Inc. from May 1982
                                                                    until October 1984. (1)(2)(5)

                                                 YEAR FIRST
DIRECTOR                             AGE       BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------                             --        ---------------    ------------------------------------------------
Virgil Thompson ...................  59             1994          President and Chief Operating Officer of the
                                                                    Company effective as of May 3, 1999; President
                                                                    and Chief Executive Officer of Cytel
                                                                    Corporation from January 1996 to May 1999;
                                                                    President and Chief Executive Officer of CIBUS
                                                                    Pharmaceutical, Inc. from July 1994 until
                                                                    January 1996; President from August 1991 to
                                                                    August 1993 and Executive Vice President from
                                                                    March 1986 to August 1991 of Syntex
                                                                    Laboratories, Inc.

Dan Tolkowsky .....................  78             1985          Partner, Tolkowsky Associates; Partner, Adler &
                                                                    Tolkowsky Management Associates, the general
                                                                    partner of Athena Venture Partners L.P., a
                                                                    venture capital partnership, from May 1985 to
                                                                    September 1997; prior thereto, Vice Chairman
                                                                    and Managing Director of Discount Investment
                                                                    Corporation (Tel-Aviv); Chairman of the
                                                                    Executive Committee of BTG Israel from 1983
                                                                    through October 1989. (5)

Faye Wattleton ....................  56             1997          President of the Center for Gender Equality since
                                                                    1995; President of Planned Parenthood
                                                                    Federation of America, Inc. (New York) from
                                                                    1978 to 1992. (1)

Herbert Weissbach .................  67             1997          Distinguished Research Professor, Department of
                                                                    Biological Sciences, Florida Atlantic
                                                                    University, since January 1997; prior thereto,
                                                                    Vice President, Hoffmann-LaRoche Inc. from 1983
                                                                    to 1996; Director, Roche Institute of Molecular
                                                                    Biology from 1983 to 1996. (2)

--------------

(1)  Member of the Executive Committee of the Board of Directors.


(2)  Member of the Audit Committee of the Board of Directors.


(3) Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass serves as President and/or Chief Executive Officer of the Company. See "Executive Compensation--Employment Agreements."


(4) Fulbright & Jaworski L.L.P. has rendered legal services to the Company in 1998 and 1999.


(5) Member of the Compensation and Stock Option Committee of the Board of Directors.

     Mr. Conrad is a director of Gensia Sicor Inc., Dura Pharmaceuticals, Inc., GenVec Inc. and Urocor Inc. Mr. Tendler is a director of C2I Solutions Inc. Mr. Thompson is a director of Cytel Corporation, Cypros Pharmaceuticals Corp. and Anadigm Corporation. Mr. Tolkowsky is a director of The Israel Fund. Ms. Wattleton is a director of Empire Blue Cross & Blue Shield, Estee Lauder Companies, the Henry J. Kaiser Family Foundation, the Institute for International Education, Quidel Corporation and Jazz at Lincoln Center and a member of the advisory board of Columbia University School of Public Health.

     On December 6, 1994, the Board reestablished the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Herbert Conrad, Sim Fass, Carl Kaplan and David Tendler and Ms. Faye Wattleton are the current members of the Executive Committee. During the fiscal year ended December 31, 1998, the Executive Committee held three meetings.

     In November 1989, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Herbert Conrad, Allan Rosenfield, David Tendler, Virgil Thompson and Herbert Weissbach are the current members of the Audit Committee, although Mr. Thompson will no longer be a member of the Committee when he joins the Company as President and Chief Operating Officer effective May 3, 1999. During the fiscal year ended December 31, 1998, the Audit Committee held two meetings.

     In January 1990, the Board formed a Compensation Committee. In May 1990, the Board combined the Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Carl Kaplan, David Tendler, Virgil Thompson and Dan Tolkowsky are the current members of the Compensation and Stock Option Committee, although Mr. Thompson will no longer be a member of the Committee when he joins the Company as President and Chief Operating Officer effective May 3, 1999. During the fiscal year ended December 31, 1998, the Compensation and Stock Option Committee held three meetings.

     During the fiscal year ended December 31, 1998, the Board of Directors held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he was a director and of all committees of the Board of Directors on which he served.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except Marian Gorecki failed to file two Forms 4 and each of Dan Tolkowsky, Nadim Kassem (who resigned from the Company effective March 6, 1998) and David Haselkorn (who resigned from the Company effective April 30, 1998) failed to file one Form 4 on a timely basis.


VOTE REQUIRED

     The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for such period in all capacities in which they served.


                                             SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM      ALL OTHER
                                                          ANNUAL COMPENSATION      COMPENSATION   COMPENSATION(1)
                                            FISCAL    -------------------------   --------------  ---------------
NAME AND PRINCIPAL POSITION(2)              YEAR      SALARY ($)    BONUS($)(3)     OPTIONS(#)
------------------------------              ----      ----------    -----------   --------------
Sim Fass ................................   1998       $347,500      $125,000         200,000          $ 5,000(4)
 Chairman of the Board                      1997        321,000       125,000         150,000            4,750(4)
 and Chief Executive Officer                1996        298,500       110,000          90,000            4,750(4)

William Pursley .........................   1998        212,500        80,000         100,000            5,000(4)
 Senior Vice President--                    1997        197,500        70,000          70,000            4,750(4)
 Marketing, Sales and Commercial            1996        182,500        60,000          70,000           66,717(6)
 Development (5)

Marian Gorecki ..........................   1998        209,388        80,000         150,000              --
 Senior Vice President--                    1997        189,363        65,000          75,000              --
 Chief Technical Officer                    1996        175,000        58,000          55,000              --

Norman Barton ...........................   1998        193,150        50,000          85,000            5,000(4)
 Senior Vice President--                    1997        166,400        40,000          35,000            4,750(4)
 Chief Medical Officer                      1996        108,503             0          60,000            4,750(4)

Ernest Kelly ............................   1998        192,504        50,000          40,000            5,000(4)
 Senior Vice President--                    1997        182,250        65,000          50,000            4,750(4)
 Quality Assurance, Quality                 1996        150,086             0          60,000            4,401(4)
 Control and Regulatory Affairs

--------------

(1) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year.

(2) Each of the Named Executive Officers is a party to an employment agreement with the Company. See "--Employment Agreements."

(3)  Bonuses paid during a fiscal year are for the prior fiscal year.

(4) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(5)  Mr. Pursley resigned from the Company effective March 31, 1999.

(6) Represents the Company's matching contribution ($4,750) pursuant to its 401(k) defined contribution plan and the forgiveness of loan ($40,000) and $21,967 gross-up payment to cover taxes on forgiveness. See "--Employment Agreements."

     The following table sets forth information with respect to option grants in 1998 to the Named Executive Officers.

                                                  OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                    % OF TOTAL                                                 ANNUAL RATES OF
                                 NUMBER OF            OPTIONS                                                    STOCK PRICE
                                 SECURITIES         GRANTED TO                                                 APPRECIATION FOR
                                 UNDERLYING        EMPLOYEES IN        EXERCISE OR                             OPTION TERM (3)
                                  OPTIONS           FISCAL YEAR        BASE PRICE       EXPIRATION         -------------------------
NAME                           GRANTED(#)(1)            (2)              ($/SH)            DATE             5% ($)         10% ($)
----                           -------------           -----            --------          -----            -------        ----------
Sim Fass ....................    200,000               11.1%             $7.5625         06/15/08          $951,500       $2,411,500
Marian Gorecki ..............    150,000                8.3%              7.5625         06/15/08           713,625        1,808,625
William Pursley .............    100,000                5.6%              7.5625         06/15/08           475,750        1,205,750
Ernest Kelly ................     40,000                2.2%              7.5625         06/15/08           190,300          482,300
Norman Barton ...............     25,000                1.4%               7.875         03/06/08           123,875          313,875
                                  60,000                3.3%              7.5625         06/15/08           285,450          723,450

----------------

(1) Options vest in four equal annual installments commencing on the first anniversary date of the grant; however, options granted under the Company's 1992 Stock Option Plan and certain other options become immediately exercisable upon a change in control of the Company. See "--Employment Agreements."

(2) Based upon options to purchase 1,801,000 shares granted to all employees in 1998.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of each of the $7.5625 stock price and the $7.875 stock price on each date of grant would result in a stock price of $12.32 and $12.83, respectively. The 10% rate of appreciation over the 10-year option term of each of the $7.5625 stock price and the $7.875 stock price on each date of grant would result in a stock price of $19.62 and $20.43, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information with respect to (i) stock options exercised in 1998 by the Named Executive Officers and (ii) unexercised stock options held by such individuals at December 31, 1998.

                                                    AGGREGATED OPTION EXERCISES
                                       IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED,
                                                                       OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS AT
                                        SHARES                               YEAR END                  FISCAL YEAR END ($)(1)
                                     ACQUIRED ON         VALUE       ---------------------------   ------------------------------
               NAME                  EXERCISE (#)    REALIZED ($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
               ----                  ------------    ------------    -----------   -------------   -----------      -------------

Sim Fass (2) ......................     115,000        $615,469        410,000        372,500       $576,544          $51,563
Marian Gorecki (3) ................      30,000         147,188        230,000        242,500        487,716           30,078
William Pursley (4) ...............      18,750         119,531         52,500        206,250           --             86,719
Ernest Kelly ......................        --              --           42,500        107,500           --               --
Norman Barton .....................        --              --           38,750        141,250          7,813            7,813

----------

(1) Based on a closing stock price of the Company's Common Stock on December 31, 1998 of $6.9375.


(2) During 1998, Dr. Fass exercised options to purchase 115,000 shares of the Company's Common Stock at a price of $3.00 per share. The closing price of the Company's Common Stock on the dates of exercise ranged from $7.5625 to $8.859375. Dr. Fass has retained ownership of 35,000 of these shares.


(3) On April 23, 1998, Dr. Gorecki exercised options to purchase 30,000 shares of the Company's Common Stock at a price of $3.00 per share. The closing price of the Company's Common Stock on such date was $7.90625. Dr. Gorecki has retained ownership of all of these shares.


(4) On May 6, 1998, Mr. Pursley exercised options to purchase 18,750 shares of the Company's Common Stock at a price of $2.3125 per share. The closing price of the Company's Common Stock on May 6, 1998 was $8.6875. Mr. Pursley has retained ownership of 4,750 of these shares.


EMPLOYMENT AGREEMENTS

     The Company and Sim Fass entered into an employment agreement dated as of January 1, 1990 (the "Fass Agreement") pursuant to which Dr. Fass has served as President (through May 3, 1999) and Chief Executive Officer of the Company. At January 1, 1998, the Fass Agreement was automatically renewed for another two year period, and will automatically be renewed for successive two year periods thereafter unless either party gives the other notice of nonrenewal. The Fass Agreement also provides that the Company will nominate Dr. Fass for election as a director during all periods when he serves as President and/or Chief Executive Officer of the Company. For his services, Dr. Fass is currently entitled to an annual salary of $360,000, with bonuses to be determined at the discretion of the Company's Board. In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Fass Agreement at any time within two years following a "Change in Control of the Company," the Company shall pay Dr. Fass, for a period equal to the longer of (1) the remaining term of the Fass Agreement or (2) one year (such period being hereinafter referred to as the "Fass Severance Period") a monthly payment equal to the sum of (a) 1/12 of Dr. Fass' salary at the time of such termination and (b) 1/12 of Dr. Fass' most recently declared bonus, which amount shall be in lieu of any and all other payments due and owing to Dr. Fass under the terms of the Fass Agreement. During the Fass Severance Period, the Company shall continue to provide Dr. Fass with health, life and disability insurance. In the event the Company elects not to renew the Fass Agreement other than within two years following a "Change in Control of the Company," the

Company is obligated to pay Dr. Fass a severance payment equal to the sum of one month's salary plus 1/12 of his most recently declared bonus for each year Dr. Fass has been employed by the Company.

     Pursuant to the Fass Agreement, all options granted or to be granted to Dr. Fass under any Company stock option plan shall become immediately exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse if (i) Dr. Fass' employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Fass Agreement), (ii) Dr. Fass dies or is disabled (as defined in the Fass Agreement) while employed by the Company, (iii) Dr. Fass is not nominated by the Company for re-election to the Company's Board, other than for justifiable cause, (iv) there shall occur a material reduction in Dr. Fass' duties, other than for justifiable cause, or (v) any event constituting a "Change in Control of the Company" shall occur while Dr. Fass is employed by the Company.

     For purposes of the Fass Agreement, the Gorecki Agreement (as described below) and the Pursley Agreement (as described below), a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     BTG Israel and Marian Gorecki entered into an employment agreement dated as of September 5, 1990 (the "Gorecki Agreement") pursuant to which Dr. Gorecki serves as Senior Vice President and Chief Technical Officer of the Company. Dr. Gorecki also began to serve as General Manager of BTG Israel effective May 1, 1998. At September 5, 1998, the Gorecki Agreement was automatically renewed for an additional two year period, and the Gorecki Agreement provides that it automatically will be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Gorecki is currently entitled to an annual salary of $220,000 and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Gorecki's employment is terminated by BTG Israel at any time for any reason other than justifiable cause, disability or death, or BTG Israel shall fail to renew the Gorecki Agreement at any time within two years following a "Change in Control of the Company," BTG Israel is obligated to pay Dr. Gorecki an amount equal to the greater of (i) one year's salary plus Dr. Gorecki's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Gorecki's most recently declared bonus multiplied by the number of years Dr. Gorecki has been employed by BTG Israel.

     The Company and William Pursley entered into an employment agreement dated as of April 24, 1995 (the "Pursley Agreement") pursuant to which Mr. Pursley served as Senior Vice President--Marketing, Sales and Commercial Development of the Company. At April 24, 1997, the Pursley Agreement was automatically renewed for an additional two years; however, Mr. Pursley resigned from his position with the Company effective March 31, 1999. For his services, Mr. Pursley was entitled to an annual salary of $220,000 and to bonuses to be determined at the discretion of the Company's Board. In addition, pursuant to the Pursley Agreement the Company loaned $80,000 to Mr. Pursley. The loans bore interest at a rate of 6.8% per annum. Pursuant to the terms of one of the loans, the repayment of $40,000 of indebtedness was forgiven upon his relocation to New Jersey. The remaining $40,000 of indebtedness was originally due on June 30, 1997; however, the Company extended the maturity date and, in connection with the termination of Mr. Pursley's employment, forgave repayment of the loan. Furthermore, in connection with the Pursley Agreement, Mr. Pursley was granted options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $2.3125 per share, the fair market value on the date of grant. Such options become exercisable in four annual installments of 18,750 shares each. In the event that Mr. Pursley's employment was terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company failed to renew the Pursley Agreement, the Company would have been obligated to pay Mr. Pursley an amount equal to his then annual salary, payable bi-weekly in equal installments.

     The Company and Ernest Kelly entered into an employment agreement dated as of January 29, 1996 (the "Kelly Agreement") pursuant to which Mr. Kelly serves as Senior Vice President--Quality Assurance of the Company. At January 29, 1998, the Kelly Agreement was automatically renewed for an additional two year period. For his services, Mr. Kelly is currently entitled to an annual salary of $198,000 and to bonuses to be determined at the discretion of the Company's Board. In connection with the commencement of his employment with the Company, Mr. Kelly was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $7.1875 per share, the fair market value on the date of grant. Such options become exercisable in four annual installments of 12,500 shares each. In the event that Mr. Kelly's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Kelly Agreement, the Company is obligated to pay Mr. Kelly an amount equal to his then annual salary, payable bi-weekly in equal installments.

     The Company and Norman Barton entered into a severance agreement dated as of April 26, 1996 (the "Barton Agreement"). In March 1998, Dr. Barton was appointed Senior Vice President-Chief Medical Officer of the Company; prior thereto, Dr. Barton served as Vice President-Medical Affairs of the Company. For his services, Dr. Barton is currently entitled to an annual salary of $195,000 and to bonuses to be determined at the discretion of the Company's Board. In connection with his appointment to Senior Vice President-Chief Medical Officer, Dr. Barton was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $7.875 per share, the fair market value on the date of grant. Pursuant to the terms of the Barton Agreement, in the event that Dr. Barton's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company is obligated to pay Dr. Barton an amount equal to his then annual salary, payable bi-weekly in equal installments.


COMPENSATION OF DIRECTORS

     The Company's non-employee directors are paid $10,000 annually in shares of the Company's Common Stock pursuant to the Company's Stock Compensation Plan for Outside Directors and $10,000 per annum in cash, payable quarterly. In addition, non-employee members of the Executive Committee are paid $5,000 per annum in cash, payable quarterly, and non-employee members of the Audit Committee and the Compensation and Stock Option Committee receive $1,000 for each committee meeting attended if not held on the same day as a meeting of the Board of Directors. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board. In addition, the Company pays each director who attends the Company's research and development meetings a fee of $1,500 per day. Upon becoming a director of the Company, non-employee directors also receive a one time grant of options to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's 1992 Stock Option Plan for Outside Directors. In addition, each non-employee director receives an option to purchase 7,500 shares of Common Stock each year upon re-election as a director pursuant to the Company's Stock Option Plan for Non-Employee Directors.

     Stock Option Plan for Non-Employee Directors. Pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), each non-employee director will receive an option to purchase 7,500 shares of Common Stock each year upon re-election as a director. The option exercise price per share of Common Stock will be the Fair Market Value (as defined in the 1997 Directors Option Plan) of the Common Stock subject to the option on the date that the option is granted. Options granted under the 1997 Directors Option Plan have a term of ten years from the date the option is granted, subject to earlier termination upon such person ceasing to be a director. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1997 Directors Option Plan.

     In general, options become exercisable in four equal installments on the six month and first, second and third anniversaries of the date of grant. In the event a director ceases to be a director of the Company for any reason, such person may exercise the option, to the extent exercisable at the time he or she ceases to be a director of the Company, within six months after the date he or she ceases to be a director of the Company (one year if he or she ceases to be a director of the Company by reason of death). Options may not be transferred during the lifetime of an optionee. The 1997 Directors Option Plan provides that the options will become immediately exercisable in full upon a "Change in Control" (as defined in the 1997 Directors Option Plan) of the Company.

     Pursuant to the 1997 Directors Option Plan, on June 17, 1998, Messrs. Conrad, Rosenfield, Tendler, Thompson, Tolkowsky and Weissbach and Ms. Wattleton, who were re-elected directors of the Company at the 1998 Annual Meeting of Stockholders, each received an option to purchase 7,500 shares of the Company's Common Stock at a per share exercise price of $7.875. Upon the re-election of Messrs. Conrad, Kaplan, Rosenfield, Tendler, Tolkowsky and Weissbach and Ms. Wattleton as directors of the Company at the 1999 Annual Meeting of Stockholders, each of them will receive an option to purchase 7,500 shares of the Company's Common Stock at a per share exercise price equal to Fair Market Value on the date of the annual meeting. As a result of Mr. Thompson's recent appointment as President and Chief Operating Officer of the Company, Mr. Thompson is no longer eligible to receive options under this plan.

     Stock Option Plan For Outside Directors. Pursuant to the Company's 1992 Stock Option Plan for Outside Directors (the "1992 Directors Plan"), each person who is neither an officer nor employee of the Company or its subsidiaries and who is elected or appointed a director of the Company (the "New Director") automatically receives on the date of his initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's Common Stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the 1992 Directors Plan) of the Company's Common Stock on the Grant Date.

     Options issued under the 1992 Directors Plan may be exercised as to 5,000 shares on the date which is six months and one day after the Grant Date and an additional 5,000 shares on each of the three successive anniversaries of the Grant Date. In the event that a New Director ceases to be a director of the Company, such person may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Company, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Company. However, in the event a "Change of Control of the Corporation" (as defined in the 1992 Directors Plan) shall occur, all options granted under the 1992 Directors Plan which are outstanding at the time a Change of Control of the Corporation occurs shall immediately become exercisable. Options granted under the 1992 Directors Plan have a term of ten years from the Grant Date and are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994, were each automatically granted an Option at a per share exercise price of $2.9375. Ms. Wattleton and Messrs. Rosenfield and Weissbach, who were elected directors of the Company on June 18, 1997, were each automatically granted an Option at a per share exercise price of $13.9375. Mr. Carl E. Kaplan, who was elected a director of the Company on June 17, 1998, was automatically granted an Option at a per share price of $7.91.

     Stock Compensation Plan for Outside Directors. Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his election or appointment as an Outside Director, such number of shares of the Company's Common Stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's Common Stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he would have been awarded on such date for each complete month that he was an Outside Director in the fiscal quarter in which he ceased to be an Outside Director.

     The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's Common Stock awarded under the Compensation Plan until the termination of his services on the Company's Board or such other time as the Company's Board may determine. The Company entered into a deferral agreement with Virgil Thompson in June 1994 and Herbert Weissbach in June 1997 (the "Deferral Agreements") pursuant to which the issuance and delivery of the Company's Common Stock to be awarded to each of Mr. Thompson and Mr. Weissbach under the Compensation Plan has been deferred until after the date he ceases to be a member of the Company's Board; provided, however, that any shares of the Company's Common Stock, the issuance of which was deferred, will be issued to Mr. Thompson and Mr. Weissbach at the time of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company's assets, as defined in the Code, except that in determining whether there is a change in effective control by reason of a stock acquisition, there must be an acquisition of stock possessing at least 40% (as opposed to the 20% requirement set forth in the Code) of the total voting power of the Company's Common Stock. As a result of Mr. Thompson's recent appointment as President and Chief Operating Officer of the Company, Mr. Thompson is no longer eligible, whether by deferral or otherwise, to receive any future awards of shares of the Company's Common Stock issued under the Compensation Plan other than those shares already accumulated pursuant to the terms of his Deferral Agreement.

     During the 1998 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 294 shares of the Company's Common Stock on March 31, 1998, 352 shares of the Company's Common Stock on June 30, 1998, 377 shares of the Company's Common Stock on September 30, 1998 and 360 shares of the Company's Common Stock on December 31, 1998. On March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, the Fair Market Value of the Company's Common Stock was $8.50, $7.09375, $6.625 and $6.9375, respectively. Each of Messrs. Herbert Conrad, Allan Rosenfield, David Tendler and Dan Tolkowsky and Ms. Faye Wattleton received an aggregate of 1,383 shares of the Company's Common Stock under the Compensation Plan for their services as director during the 1998 fiscal year. Mr. Moses Marx, who did not stand for re-election at the 1998 Annual Meeting of Stockholders, received an aggregate of 528 shares of the Company's Common Stock under the Compensation Plan for his services as a director during the 1998 fiscal year. Mr. Carl E. Kaplan, who was elected a director at the 1998 Annual Meeting of Stockholders, received an aggregate of 737 shares of the Company's Common Stock under the Compensation Plan for his services as a director during the 1998 fiscal year. On March 31, 1999, each of Ms. Wattleton and Messrs. Conrad, Kaplan, Rosenfield, Tendler and Tolkowsky received 418 shares of the Company's Common Stock under the Compensation Plan.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's stock option plans.


   Compensation Philosophy

     The Company has been engaged in the research, development, manufacture and marketing of products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options. In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1998 and executive's contribution to such performance.

     Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.


   Base Salary

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biotechnology companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1997, which was the base year for determining the salary increases awarded in June 1998. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biotechnology industry compensation surveys.


   Bonus

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance as well as the degree to which Executive met certain objectives established for him.


   Stock Options

     The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock in the future at a specified price. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.


   1998 Compensation to Chief Executive Officer

     In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options for fiscal year 1998 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Fass' annual salary was increased to $360,000 in June 1998, a 7.5% increase over the prior year, compared to a 9.1% increase in salary in June 1997 over the prior year. The Compensation Committee recommended this increase in salary over the prior year in recognition of Dr. Fass' achievements in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as achieving profitable financial results. For the 1997 fiscal year, Dr. Fass received a bonus of $125,000, representing approximately 27% of his cash compensation in bonus, which bonus was paid in 1998. The Committee recommended the particular dollar amount of Dr. Fass' bonus in recognition of Dr. Fass' efforts in establishing new commercial relationships and advancing the commercialization of many of the Company's products. In 1998, Dr. Fass was granted options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $7.5625, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over four years beginning on the first anniversary of the date of grant. The Compensation Committee believes a grant of a stock option to purchase 200,000 shares of the Company's Common Stock is reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.



                                    COMPENSATION AND STOCK OPTION COMMITTEE

                                                  -- CARL KAPLAN
                                                  -- DAVID TENDLER
                                                  -- VIRGIL THOMPSON
                                                  -- DAN TOLKOWSKY

THE COMPANY'S PERFORMANCE

     The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the S&P 500 Index, (ii) an industry peer group index (the "1998 Peer Index") and (iii) the industry peer group index utilized in 1997 (the "1997 Peer Index"). The graph assumes (a) $100 was invested on December 31, 1993 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the 1998 Peer Index and the stocks comprising the 1997 Peer Index, and (b) the reinvestment of dividends. The 1998 Peer Index consists of Alkermes, Inc., Aviron, Cephalon, Inc., COR Therapeutics, Inc., Coulter Pharmaceutical, Inc., EntreMed, Inc., GelTex Pharmaceuticals, Inc., Gliatech Inc., Guilford Pharmaceuticals Inc., ImClone Systems Incorporated, Immune Response, Inc., ISIS Pharmaceuticals, Inc., Ligand Pharmaceuticals Inc., Neurogen Corporation, NeXstar Pharmaceuticals, Inc., North American Vaccine Inc., Pharmacyclics, Inc., Protein Design Labs Inc., Regeneron Pharmaceuticals, Inc., SangStat Medical Corporation, Scios Inc., Sugen, Inc., Transkaryotic Therapies, Inc., Triangle Pharmaceuticals, Inc. and Vical Incorporated. The 1997 Peer Index consists of Advanced Tissue Sciences, Inc., Affymetrix, Inc., Agouron Pharmaceuticals Inc., Amgen Inc., Biogen Inc., Centocor Inc., Chiron Corp., COR Therapeutics, Inc., Genentech Inc., Genzyme Corp., Gilead Sciences Inc., Human Genome Sciences, Inc., ICOS Corporation, IDEC Pharmaceuticals Corp., Immunex Corp., Incyte Pharmaceuticals, Inc., Interneuron Pharmaceuticals Inc., Ligand Pharmaceuticals Inc., MedImmune, Inc., Millennium Pharmaceuticals Inc., North American Vaccine Inc., PathoGenesis Corporation, Protein Design Labs Inc., SangStat Medical Corporation, Sepracor Inc., Transkaryotic Therapies, Inc. and Vertex Pharmaceuticals Inc. The 1998 Peer Index consists of all biotechnology companies with a market capitalization at December 31, 1998 of between $200 million and $500 million; at that date the Company had a market capitalization of $360.4 million. The 1997 Peer Index consists of all biotechnology companies with a market capitalization at December 31, 1997 of in excess of $400 million; at December 31, 1997 the Company had a market capitalization of $508.5 million. The Company changed the companies in the peer group index because of the decrease in the Company's market capitalization between December 31, 1997 and December 31, 1998.

                             STOCK PERFORMANCE GRAPH
                          BIO-TECHNOLOGY GENERAL CORP.
                         ANALYSIS OF PEER GROUP INDICES

                      1997 Peer              1998 Peer
      BTGC           Index Group            Index Group             S&P 500
---------------   ----------------     ---------------------  -----------------
1993        100   1993         100      1993            100   1993          100
1994    41.0714   1994      99.624      1994        56.6347   1994      98.4608
1995    86.9047   1995     178.799      1995       123.0626   1995      132.046
1996    250.000   1996     176.420      1996        163.086   1996      158.803
1997    204.762   1997     198.731      1997        167.451   1997      208.046
1998    132.143   1998     317.495      1998        145.157   1998      263.529

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP have been the independent auditors for the Company since December 1990 and will serve in that capacity for the 1999 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

     Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2000 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to the Company's Corporate Secretary no later than March 22, 2000.

     All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 6, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.




                                 By Order of the Board of Directors




                                 ROY L. GOLDMAN
                                    Secretary




Dated: April 30, 1999



     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: LEAH BERKOVITS, 70 WOOD AVENUE SOUTH, ISELIN, NEW JERSEY 08830.

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                          BIO-TECHNOLOGY GENERAL CORP.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 1999

     Herbert Conrad, Sim Fass and Dan Tolkowsky, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on April 14, 1999, at the Annual Meeting of Stockholders to be held at 11:00 A.M. on Wednesday, June 9, 1999, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL--ELECTION OF DIRECTORS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

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---
 X
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PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

Proposal--Election of Directors--Nominees are:

Herbert Conrad, Sim Fass, Carl Kaplan, Allan Rosenfield, David Tendler, Virgil Thompson, Dan Tolkowsky, Faye Wattleton and Herbert Weissbach.

[ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):


     ---------------------------------------------------------------------------
[ ]  WITHHOLD AUTHORITY to vote for the listed nominees.


Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHALL SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNOR IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                Dated ________________________________, 1999

                                ------------------------------------------
                                Signature

                                ------------------------------------------
                                Signature If Held Jointly

                                THE ABOVE-SIGNED ACKNOWLEDGES RECEIPT OF THE
                                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

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